Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 14, 2005, between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and James R. Faulstich (“Executive”).

A. The Seattle Bank currently has a vacancy in the office of President and Chief Executive Officer, and the Board of Directors of the Seattle Bank (the “Board”) has commenced a search to fill that position. The Board has determined that, until a new President and Chief Executive Officer is identified, hired, and assumes office, it would be in the best interests of the Seattle Bank to fill that position on an interim basis.

B. Executive, who was formerly a President and Chief Executive Officer of the Seattle Bank, has agreed to serve in the role of Interim President and Chief Executive Officer until a replacement is hired and assumes office.

C. The Seattle Bank and Executive wish to establish certain terms and conditions of Executive’s employment.

The parties therefore agree as follows:

1. Employment. The Seattle Bank employs Executive, and Executive accepts employment, on the terms and conditions contained in this Agreement. Executive shall serve as the Interim President and Chief Executive Officer of the Seattle Bank during the term of employment set forth in Section 2 below. Executive shall report to the Board, and subject to the oversight and direction of the Board, he shall be responsible for the day-to-day management of the Seattle Bank, with all of the authority normally vested in the office of President and Chief Executive Officer, and he shall be responsible for such additional duties set forth in Exhibit A hereto. During the term of this Agreement, Executive agrees to devote his full attention and working time to the business and affairs of the Company. Notwithstanding this Agreement, the parties agree that Executive is an employee-at will.

2. Term. The term of this Agreement will commence on the date first written above and, unless modified by mutual agreement of the parties or terminated pursuant to Section 6 below, will continue for a period of three and one-half (3 and 1/2) months. Upon expiration of the initial three and one-half-month term, this Agreement may be renewed for successive one (1) month periods as mutually agreed to by the parties. Notwithstanding the preceding, this Agreement will immediately terminate as of date the Board of Directors hires a new President and Chief Executive Officer and such person assumes his or her duties.

3. Compensation.

3.1 Base Salary. Executive shall be paid a total salary of $116,000.01, less all amounts required by law to be withheld, deducted, or collected, payable in installments on regular payroll days applicable to other employees of the Seattle Bank. This salary amount shall be due Executive in the event that Executive does not serve the entire initial three and one-half (3 and ½)

month term where such failure to serve the entire initial term is due to the fact that a permanent President and Chief Executive Officer of the Seattle Bank has been hired and has assumed office during the initial term. If this Agreement is renewed for one or more successive one (1) month periods in accordance with Section 1, then for each such one-month period, Executive shall be paid a total a total salary of $38,666.67, less all amounts required by law to be withheld, deducted, or collected, payable in installments on regular payroll days applicable to other employees of the Seattle Bank. In connection with any such one-month renewal period, the salary amount due for any such month shall be due Executive in the event that Executive does not serve the entire one-month renewal period where such failure to serve the entire one-month renewal term is due to the fact that a permanent President and Chief Executive Officer of the Seattle Bank has been hired and has assumed office during the renewal term.

3.2 Business Expense Reimbursement. The Seattle Bank will reimburse Executive for necessary, customary, and usual parking, business and travel expenses incurred by Executive on behalf of the Seattle Bank, in accordance with Seattle Bank policies.

3.3 No Other Benefits. Except as specifically set forth in this Section 3, Executive shall have no rights to any compensation, fees, or benefits related to his employment pursuant to this Agreement.

4. Confidentiality.

Executive shall follow and be governed by all existing laws, regulations and Seattle Bank Policies on confidentiality. Executive acknowledges that the existing laws, regulations and Seattle Bank Policies on confidentiality may change due to SEC registration by the Seattle Bank or other reasons and to the extent they do change, he shall follow and be governed by such changed laws, regulations and policies.

5. Disclosure of Conflicts of Interest. Executive represents and warrants to the Seattle Bank that, other than as described in this Section 5, Executive has no current commitments or obligations that will conflict or otherwise interfere with Executive’s ability to perform the services described in this Agreement or that would conflict or interfere with the rights or interests of the Seattle Bank. During the term of this Agreement, Executive will disclose to the Board any circumstance or activity that could result in any such conflict of interest. Executive is currently a director of HomeStreet Bank, which is a member of the Seattle Bank. As soon as reasonably possible after the execution of this Agreement, Executive will notify Home Street Bank of his intention to take a leave of absence from the Board of Directors of HomeStreet Bank. During the entire term hereof, Executive will not act as an employee of, or in any capacity for, HomeStreet Bank, and he will recuse himself from any discussions or decisions directly relating to HomeStreet Bank, except to the extent that such discussions or decisions relate to members in general.

6. Termination. Either party may terminate this Agreement for any reason at any time. Upon termination of this Agreement, the Seattle Bank will be liable to Executive only for salary and other amounts payable under this Agreement that accrue before the effective date of termination.

7. Insurance and Indemnity. During the term of this Agreement, the Seattle Bank shall, to the extent permitted by applicable law and regulations, include Executive under any director and officer liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Executive in amount and every other material respect as the coverage afforded to other executive officers covered thereby. The Seattle Bank shall indemnify and hold Executive harmless to the fullest extent authorized by the Seattle Bank’s Bylaws. The Seattle Bank’s obligation to provide insurance and indemnify Executive under this Section 7 shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive acting in his capacity as Interim President and Chief Executive Officer of the Seattle Bank during the period of his employment under this Agreement.

9. Miscellaneous.

9.1 Neither party may issue a public notice or news release concerning this Agreement or the matters contemplated hereby without the prior written approval of the other party, which approval will include the right to approve the form, content, and timing of any such publicity.

9.2 Neither party may assign any of its rights or obligations under this Agreement without the prior written approval of the other party.

9.3 In the event of any litigation or other legal action relating to this Agreement, the prevailing party will be entitled to recover from the other party, in addition to all other relief, all reasonable costs and attorneys’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof). Any such action may be maintained in any state or federal court located in King County, Washington, having subject matter jurisdiction over such dispute. Both parties consent in advance to the jurisdiction over them of any such court.

9.4 This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, without regard to its choice of law rules.

9.5 This Agreement sets forth the entire agreement between the parties related to Executive’s employment by the Seattle Bank, and supersede any and all prior representations, proposals, discussions, communications or agreements, written or otherwise, between the parties with respect thereto. No amendment of any provision of this Agreement will be effective unless set forth in a written instrument signed by both parties.

9.6 No provision in this Agreement shall be deemed waived unless such waiver is in a written form, signed by Executive and the Chairman or Vice Chairman of the Seattle Bank.

9.7 All notices required or permitted under this Agreement shall be in writing addressed to the respective parties as set forth herein.

9.8 This Agreement may be executed in counterparts.

9.9 Executive acknowledges that he has read and understands this Agreement and all of the provisions hereof, and that adequate opportunity has been afforded Executive to consult with his own legal counsel before signing this Agreement.

Executed as of the date first above written.

SEATTLE BANK:		EXECUTIVE:

FEDERAL HOME LOAN BANK OF SEATTLE		JAMES R. FAULSTICH

By:	/s/ MIKE C. DALY	/s/ JAMES R. FAULSTICH
	Mike C. Daly, Vice Chairman	(Signature)

Address:		Address:

1501 Fourth Avenue, Suite 1900		8101 S.E. 42nd Street
Seattle, Washington 98101		Mercer Island, WA 98040

EXHIBIT A

This Exhibit A to the Employment Agreement (the “Agreement”) entered into as of February 14, 2005, between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and James R. Faulstich (“Executive”) sets forth certain duties and responsibilities of Executive that supplement those duties set forth in Section 1 of the Agreement.

The parties agree that Executive shall:

1. Consult with and cooperate fully with the Seattle Bank’s Executive Leadership Team (ELT), including David Bley in connection with day-to-day decisions affecting the Seattle Bank.

2. Act as final decision-maker on critical/material issues facing the Seattle Bank, after consulting with the board and ELT as appropriate.

3. Assure internal management teamwork and work to bolster employee morale.

4. Serve as the principal point of contact between the Seattle Bank and its board members, and coordinate any other Seattle Bank communications with the board.

5. Engage in regular dialog with the Federal Housing Finance Board (FHFB) and its staff in order to develop greater trust in and confidence of the FHFB in the Seattle Bank and its management and board.

6. Set a cost-conscious tone in the Seattle Bank.

7. Ensure that the Seattle Bank spends only such time as is necessary on FHLB system policy, legislative and administrative issues.

8. Actively communicate with members and coordinate the Seattle Bank’s member outreach activities.